Exhibit 1.2

EXECUTION VERSION

AMENDMENT NO. 2 TO AMENDED & RESTATED LOAN AGREEMENT

(G&I) AND AMENDMENT NO. 1 TO AMENDED & RESTATED

INTERCREDITOR AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED & RESTATED LOAN AGREEMENT (G&I) AND AMENDMENT NO. 1 TO AMENDED & RESTATED INTERCREDITOR AGREEMENT (this “Second Amendment”), dated as of December 22, 2014, is by and among (i) HASI CF I Borrower LLC, a Delaware limited liability company (“Borrower HASI”), HAT CF I Borrower LLC, a Delaware limited liability company (“Borrower HAT I”) and HAT CF II Borrower LLC, a Delaware limited liability company (“Borrower HAT II”, and together with Borrower HASI and Borrower HAT I, the “Borrowers”), (ii) Bank of America, N.A., in its capacity as lender under the A&R Loan Agreement (as defined below) (in such capacity, the “Lender”), (iii) Bank of America, N.A., in its capacity as administrative agent under the A&R Loan Agreement (in such capacity, the “Administrative Agent”) and (iv) for purposes of Sections 3 and 4 only, Bank of America, N.A., in its capacity as administrative agent under the Other Loan Agreement (in such capacity, the “Other Administrative Agent”).

WHEREAS, the Borrowers, the Lender, and the Administrative Agent are parties to an Amended & Restated Loan Agreement (G&I) dated as of August 12, 2014 (as amended, amended and restated, or otherwise modified from time to time, the “A&R Loan Agreement”);

WHEREAS, the Administrative Agent and the Other Administrative Agent, together with the Grantors, the PF Collateral Agent and the G&I Collateral Agent (as such parties are defined in the A&R Intercreditor Agreement), are parties to an Intercreditor Agreement dated as of August 12, 2014 (as amended, amended and restated, or otherwise modified from time to time, the “A&R Intercreditor Agreement”);

WHEREAS, (a) the Borrowers, the Lender, and the Administrative Agent have agreed to amend certain provisions of the A&R Loan Agreement as more specifically set forth herein and (b) the Other Administrative Agent has agreed to consent to such amendments as more specifically set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

Capitalized terms used in this Second Amendment but not defined herein shall have the meanings ascribed thereto in the A&R Loan Agreement.

SECTION 2. Required Lender.

The Lender holds 100% of the Outstanding Amount and the aggregate unused Commitments under the A&R Loan Agreement and thus constitutes the Required Lender for purposes of the A&R Loan Agreement and this Second Amendment.

SECTION 3. A&R Loan Agreement Amendment.

In accordance with Section 15.1.1 of the A&R Loan Agreement and, with respect to the Administrative Agent and the Other Administrative Agent, Section 3.4(c)(i) of the A&R Intercreditor Agreement, and in each case subject to the terms set forth herein, as of the date hereof, the Required Lender, the Administrative Agent, the Other Administrative Agent and each Borrower hereby agree to amend the A&R Loan Agreement as follows:

i. The cover page to the A&R Loan Agreement is amended by deletion of “$200,000,000 Senior Secured Credit Facility” in its entirety and replacement with the following:

“$125,000,000 Senior Secured Credit Facility”

ii. The second recital to the A&R Loan Agreement is amended by deletion of “$200,000,000” in its entirety and replacement with “$125,000,000”.

iii. The third recital to the A&R Loan Agreement is amended by deletion of “$250,000,000” in its entirety and replacement with “$325,000,000”.

iv. Section 1.1 to the A&R Loan Agreement is amended as follows:

a.	by addition of the following at the end of the definition of “Eurodollar Rate”:

“;provided, that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement”

b.	by deletion of the definition of “Maximum Loan Amount” in its entirety and replacement with the following:

““Maximum Loan Amount” means $125,000,000.”

c.	by deletion of the definition of “Revolver Termination Date” in its entirety and replacement with the following:

““Revolver Termination Date” means the earlier of (x) July 19, 2019 and (y) such other date on which the final payment of the principal amount of all Loans becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.”

v. Schedule 1.1.1 to the Loan Agreement is amended by deletion of “200,000,000” in its entirety and replacement with “125,000,000”.

vi. Section 2.6 of the Loan Agreement is amended by deletion clause (b) in its entirety and replacement with the following:

“(b) the date on which the aggregate principal amount of all Advances made under the Loan Facility since July 19, 2013 (without regard to any prepayment or repayments hereunder), is equal to or greater than $375,000,000 (the “Maximum Advance Limitation”), and”

SECTION 4. Intercreditor Agreement Amendment.

The parties hereto agree that the reference to $200 million in the second recital to the A&R Intercreditor Agreement is hereby changed to $125 million.

SECTION 5. Second Amendment as Loan Document; Representations.

i. For the avoidance of doubt, the parties hereto agree that this Second Amendment shall be deemed to be a Loan Document under the A&R Loan Agreement.

ii. The parties hereto agree that the total aggregate amount of all Advances made under the Loan Facility (without regard to any prepayment or repayments hereunder) as of the date of this Second Amendment is $109,300,000.

iii. Each Borrower represents and warrants, as to itself and each Related Borrower Party, to each Agent and the Lender, as of the date hereof, that the following statements are true and correct:

a. The execution, delivery and performance by such Borrower of this Second Amendment, and the consummation of the transactions contemplated hereby do not and will not (i) violate in any material respect (A) any provision of any Applicable Law with respect to such Related Borrower Party, (B) any of the Organizational Documents of any Related Borrower Party, or (C) any order, judgment or decree of any court or other agency of government binding on any Related Borrower Party; (ii) conflict with, result in a breach of or constitute (immediately or upon the giving of notice) a default in any material respect under any Contractual Obligation of any Related Borrower Party; (iii) result in or require the creation or imposition of any material Lien upon any of the properties or assets of any Related Borrower Party (other than any Liens permitted by or created under any of the Loan Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Related Borrower Party;

b. Such Borrower is duly authorized to execute, deliver and perform its obligations under this Second Amendment. The execution, delivery and performance of this Second Amendment has been duly authorized by all necessary corporate, limited liability company or partnerships, as applicable, action on the part of such Borrower;

c. This Second Amendment is a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and

iv. For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the effective date of this Second Amendment, each

Borrower and each Agent shall treat (and the Lender hereby authorizes the Agents to treat) the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 6. Effect of Second Amendment.

The amendment set forth herein is limited as written, is effective only in the specific instance and for the specific purpose for which given, and shall not be deemed to be a waiver of or consent to, or modification of in any respect, any other term or condition in the A&R Loan Agreement or any of the documents referred to herein or therein. The terms and provisions set forth in each Loan Document are hereby ratified and confirmed by each Borrower in all respects. Each Borrower acknowledges and agrees that the execution, delivery and performance of this Second Amendment by the Administrative Agent and of the Lender does not and shall not create (nor shall Borrowers or any Related Borrower Subsidiary rely upon the existence of or claim or assert that there exists) any obligation of the Lender and the Administrative Agent to consider or agree to any amendment of or waiver or consent with respect to any of the Loan Documents, or any other instrument or agreement to which the Administrative Agent or the Lender is a party (collectively an “Amendment or Consent”), and in the event that the Administrative Agent or the Lender subsequently agrees to consider any requested Amendment or Consent, neither the existence of this Second Amendment, nor any other conduct of the Administrative Agent or the Lender related hereto, shall be of any force or effect on the Administrative Agent’s or the Lender’s consideration or decision with respect to any such requested Amendment or Consent, and the Administrative Agent and the Lender shall not have any obligation whatsoever to consider or agree to any such Amendment or Consent.

SECTION 7. Governing Law.

This Second Amendment shall be governed by the laws of the State of New York.

SECTION 8. Severability.

Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Second Amendment shall remain in full force and effect.

SECTION 9. Counterparts; Electronic Signatures.

This Second Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of this Second Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart thereof.

[Signatures Appear on Next Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.

Borrowers

HASI CF I BORROWER LLC, as a Borrower

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President

HAT CF I BORROWER LLC, as a Borrower

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President

HAT CF II BORROWER LLC, as a Borrower

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President

[Signature Page to Amendment No. 2 to A&R Loan Agreement (G&I)]

Lender

BANK OF AMERICA, N.A., as Lender

By:	/s/ Sheikh Omer-Farooq
Name: Sheikh Omer-Farooq
Title: Director

[Signature Page to Amendment No. 2 to A&R Loan Agreement (G&I)]

ACKNOWLEDGED AND AGREED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kimberly D. Williams
Name: Kimberly D. Williams
Title: Vice President

For purposes of Sections 3 and 4 only:

BANK OF AMERICA, N.A., as Other Administrative Agent

By:	/s/ Kimberly D. Williams
Name: Kimberly D. Williams
Title: Vice President

[Signature Page to Amendment No. 2 to A&R Loan Agreement (G&I)]